Exhibit (99.12)

ISSN 1718-8369

Volume 3, number 9	March 6, 2009

AS AT DECEMBER 31, 2008

Highlights for December 2008

•                  In December 2008, the budgetary balance indicates that expenditure is running $177 million ahead of revenue.

•                  Budgetary revenue amounts to $5.8 billion, a decline of $84 million compared to last year. Own-source revenue stands at $4.6 billion, down $142 million, while federal transfers amount to $1.2 billion, an increase of $58 million.

•                  Program spending rose $701 million compared to last year, and stands at $5.4 billion. This increase is attributable, in particular, to the rise in spending relating to the Health and Social Services and the Education and Culture missions.

•                  Debt service stands at $548 million, down $66 million compared to December 2007.

On the basis of the cumulative results as at December 31, 2008, the budget will be balanced in 2008-2009 by using part of the $2.3 billion budgetary reserve accumulated as at March 31, 2008.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
	December		April to December		Financial Situation
						Growth
	2007	2008	2007-2008	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue [1]	4 778	4 636	36 557	36 378	49 423	- 0.1
Federal transfers	1 107	1 165	9 855	10 472	13 953	2.4
Total	5 885	5 801	46 412	46 850	63 376	0.4
BUDGETARY EXPENDITURE
Program spending	- 4 658	- 5 359	- 40 687	- 43 415	- 57 237	4.4
Debt service	- 614	- 548	- 5 240	- 5 020	- 6 716	- 4.3
Total	- 5 272	- 5 907	- 45 927	- 48 435	- 63 953	3.4
NET RESULTS OF CONSOLIDATED ENTITIES [2]	100	- 13	133	416	365	—
Contingency reserve	—	—	—	—	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	713	- 119	618	- 1 169	- 412	—
Generations Fund [3]	- 34	- 58	- 241	- 363	- 660	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	679	- 177	377	- 1 532	- 1 072	—
Deposit in the Generations Fund from the budgetary reserve	0	—	- 200	—	- 132	—
Budgetary reserve	0	—	200	—	1 204	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	679	- 177	377	- 1 532	0	—

1	Own-source revenue reflects a change in the monthly estimation method to make it consistent with the method used for cumulative revenue at year end.

2	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

3	The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at December 31, 2008

Budgetary balance

•                  For the first three quarters of the current year, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.5 billion.

•                  Moreover, it is still expected that the budget will be balanced in 2008-2009 by using part of the $2.3 billion budgetary reserve accumulated as at March 31, 2008.

Budgetary revenue

•                  Since the beginning of the year, budgetary revenue amounts to $46.9 billion, $438 million more than as at December 31, 2007.

•                  Own-source revenue stands at $36.4 billion, $179 million less than as at December 31, 2007. This decline in revenue is attributable to the slowdown in economic growth and the impact of the fiscal measures announced in recent budgets, including:

•                  the personal income tax cut in effect since January 1, 2008;

•                  the reduction in the capital tax rate.

•                  Federal transfers amount to $10.5 billion for the first nine months of the fiscal year, an increase of $617 million compared to the same period in 2007-2008.

Budgetary expenditure

•                  As at December 31, 2008, budgetary expenditure amounts to $48.4 billion, an increase of $2.5 billion compared to last year.

•                  Program spending rose $2.7 billion compared to last year, and stands at $43.4 billion. The most significant changes are in the Health and Social Services ($1.4 billion), Education and Culture ($635 million) and Administration and Justice ($348 million) missions.

•                  Debt service amounts to $5.0 billion, down $220 million compared to the same period ended in December 2007.

Consolidated entities

•                  As at December 31, 2008, the net results of consolidated entities show a surplus of $416 million, i.e. $283 million more than last year.

Generations Fund

•                  The results of the Generations Fund amount to $363 million.

Net financial requirements

•                  For the period from April to December 2008, consolidated net financial requirements stand at $3.6 billion, an increase of $74 million compared to last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December			April to December
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 778	4 636	- 142	36 557	36 378	- 179
Federal transfers	1 107	1 165	58	9 855	10 472	617
Total	5 885	5 801	- 84	46 412	46 850	438
BUDGETARY EXPENDITURE
Program spending	- 4 658	- 5 359	- 701	- 40 687	- 43 415	- 2 728
Debt service	- 614	- 548	66	- 5 240	- 5 020	220
Total	- 5 272	- 5 907	- 635	- 45 927	- 48 435	- 2 508
NET RESULTS OF CONSOLIDATED ENTITIES	100	- 13	- 113	133	416	283
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	713	- 119	- 832	618	- 1 169	- 1 787
Generations Fund	- 34	- 58	- 24	- 241	- 363	- 122
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	679	- 177	- 856	377	- 1 532	- 1 909
Deposit in the Generations Fund from the budgetary reserve	0	—	0	- 200	—	- 200
Budgetary reserve	0	—	0	200	—	- 200
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	679	- 177	- 856	377	- 1 532	- 1 909
Generations Fund	34	58	24	241	363	122
CONSOLIDATED BUDGETARY BALANCE	713	- 119	- 832	618	- 1 169	- 1 787
Consolidated non-budgetary surplus (requirements)	- 1 669	- 1 405	264	- 4 187	- 2 474	1 713
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 956	- 1 524	- 568	- 3 569	- 3 643	- 74

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	December			April to December
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 239	1 949	- 13.0	14 120	13 938	- 1.3
Contributions to Health Services Fund	464	499	7.5	3 942	4 105	4.1
Corporate taxes	383	368	- 3.9	3 015	2 492	- 17.3
Consumption taxes	1 205	1 243	3.2	10 363	10 496	1.3
Other sources	159	199	25.2	1 947	2 091	7.4
Total	4 450	4 258	- 4.3	33 387	33 122	- 0.8
Revenue from government enterprises	328	378	15.2	3 170	3 256	2.7
Total own-source revenue	4 778	4 636	- 3.0	36 557	36 378	- 0.5
Federal transfers
Equalization	597	669	12.1	5 370	6 021	12.1
Health transfers	317	310	- 2.2	2 799	2 837	1.4
Transfers for post-secondary education and other social programs	120	105	- 12.5	1 043	968	- 7.2
Other programs	73	81	11.0	643	646	0.5
Total federal transfers	1 107	1 165	5.2	9 855	10 472	6.3
TOTAL BUDGETARY REVENUE	5 885	5 801	- 1.4	46 412	46 850	0.9

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	December			April to December
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 929	2 166	12.3	17 587	18 957	7.8
Education and Culture	1 399	1 649	17.9	11 074	11 709	5.7
Economy and Environment	498	518	4.0	4 804	5 109	6.3
Support for Individuals and Families	449	453	0.9	3 992	4 062	1.8
Administration and Justice	383	573	49.6	3 230	3 578	10.8
Total program spending	4 658	5 359	15.0	40 687	43 415	6.7
Debt service	614	548	- 10.7	5 240	5 020	- 4.2
TOTAL BUDGETARY EXPENDITURE	5 272	5 907	12.0	45 927	48 435	5.5

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.